UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2009

InterDigital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

781 Third Avenue, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-878-7800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

In light of its current financial position and in connection with the restructuring plan discussed under Item 2.05 of this Current Report on Form 8-K, InterDigital, Inc. ("InterDigital") has delivered notice of its intent to terminate as of April 2, 2009 the $60 million unsecured revolving credit facility pursuant to that certain Credit Agreement by and among InterDigital, together with certain of its domestic subsidiaries acting as guarantors (collectively, the "Company"), Bank of America, N.A., as Administrative Agent, and Citizens Bank of Pennsylvania dated December 28, 2005, as amended (the "Credit Agreement"). Borrowings under the Credit Agreement bear interest, at the Company’s option, at either (i) LIBOR plus 65 basis points or (ii) the higher of the prime rate or 50 basis points above the federal funds rate. The Credit Agreement contains certain customary restrictive financial and operating covenants that, among other things, require the Company to (x) maintain certain minimum cash and short-term investment levels, (y) maintain minimum financial performance requirements as measured by the Company’s income or loss before taxes with certain adjustments and (z) limit or prohibit the incurrence of certain indebtedness and liens, judgments above a threshold amount for which a reserve is not maintained and certain other activities outside the ordinary course of business. Borrowings under the Credit Agreement can be used for general corporate purposes, including capital expenditures, working capital, letters of credit, certain permitted acquisitions and investments, cash dividends and stock repurchases. As of March 31, 2009, the Company does not have any amounts outstanding under the Credit Agreement.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 30, 2009, management of InterDigital announced a restructuring plan under which InterDigital intends to (i) expand its technology development and licensing business and (ii) cease further product development of its SlimChip™ HSPA technology and proceed to monetize the product investment through technology licensing. A copy of the press release is attached hereto as Exhibit 99.1. The restructuring plan for the SlimChip business results from InterDigital’s decision to evaluate strategic options for that business, which was announced in October 2008. InterDigital expects to complete its plan to discontinue SlimChip product development in 2009.

In connection with the restructuring plan, InterDigital will incur certain costs associated with exit or disposal activities. InterDigital estimates that the realignment of the SlimChip business will result in a reduction in force of approximately 100 employees across its three locations. InterDigital expects to recognize a repositioning charge of approximately $45 million in first quarter 2009. Of this amount, approximately $35 million represents non-cash charges and approximately $10 million represents cash charges associated with severance and other obligations. The non-cash charges relate primarily to intangible assets associated with development licenses of approximately $21 million and property, equipment and other assets of approximately $14 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

InterDigital, Inc. press release dated March 30, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterDigital, Inc.

March 31, 2009	By:	/s/ Jannie K. Lau

Name: Jannie K. Lau
Title: Associate General Counsel, SEC

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Exhibit Index

Exhibit No.	Description

99.1	InterDigital, Inc. press release dated March 30, 2009